Exhibit 5.1

John T. McKenna	VIA EDGAR
(650) 843-5059 jmckenna@cooley.com

August 8, 2017

Calithera Biosciences, Inc.

343 Oyster Point Blvd., Suite 200

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Calithera Biosciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided us with two prospectuses, which form part of the Registration Statement: a base prospectus (the “Base Prospectus”), and a sales agreement prospectus (the “Sales Agreement Prospectus”). The Sales Agreement Prospectus covers the offering, issuance and sale of up to $50,000,000 of shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”), that may be issued and sold under the Sales Agreement, between the Company and Cowen and Company, LLC (such agreement, the “Sales Agreement,” and such shares, the “Sales Agreement Shares”). The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Base Prospectus (as supplemented from time to time by one or more Prospectus Supplements) and the Sales Agreement Prospectus, cover the registration of:

•	shares of Common Stock issuable by the Company (the “Base Prospectus Shares”); and

•	the Sales Agreement Shares.

The Base Prospectus Shares and the Sales Agreement Shares are collectively referred to herein as the “Securities.” The aggregate public offering price of the Securities being registered by the Company is $250,000,000. The Securities are being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Calithera Biosciences, Inc.

August 8, 2017

Page Two

delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Base Prospectus Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of the Base Prospectus Shares is in an amount that is not less than the par value of the Common Stock.

With respect to our opinion as to the Sales Agreement Shares, we have assumed that no more than 3,344,481 Sales Agreement Shares will be sold, based on a sale price of $14.95 per share, representing the last reported sale price of the Common Stock on the NASDAQ Global Select Market on August 7, 2017, and that the sale of the Sales Agreement Shares will be duly authorized by a committee of the Board of Directors of the Company. With respect to our opinion as to the Sales Agreement Shares to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock issuable under the Sales Agreement, future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock issuable upon conversion or exercise of outstanding securities of the Company to equal or exceed the number of shares of Common Stock that remain authorized but unissued.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1. With respect to the Base Prospectus Shares offered under the Registration Statement, provided that, (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s), required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Base Prospectus Shares has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Base Prospectus Shares do not violate any applicable law, are in conformity with the Company’s then operative certificate of incorporation and bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates for the Base Prospectus Shares have been duly delivered to the purchasers thereof against payment therefor, then the Base Prospectus Shares when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Calithera Biosciences, Inc.

August 8, 2017

Page Three

2. With respect to the Sales Agreement Shares, when issued and sold in accordance with the Sales Agreement and as contemplated in the Registration Statement and the Sales Agreement Prospectus, the Sales Agreement Shares will be duly authorized, validly issued, fully paid and nonassessable.

* * * * *

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and Sales Agreement Prospectus included in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM